Exhibit 10.65

Personal & Confidential

April 1, 2013

Jim Hope

[address]

[address]

            Re:            Employment with Sysco Corporation

Dear Jim:

We wanted to take this opportunity to thank you for your many contributions to Sysco Corporation (“Sysco” or the “Company”) and to summarize the benefits you will be eligible for upon your anticipated departure from the Company, subject to the terms of this letter agreement (the “Agreement”).

Timing of Your Departure:    You will remain an employee for the period between April 8, 2013 and June 29, 2013 (the “Termination Date”), although you will not be required to report to the office on a regular basis.  During this period, you will be responsible for transitioning your responsibilities and you may be called upon by the Company for other matters at the discretion of the Company.  The period between April 8, 2013 and June 29, 2013 shall be referred to as the “Transition Period” for purposes of this Agreement.

Special Severance Benefits:  Contingent upon your compliance with the terms of this Agreement, you will be eligible for the Severance Payment and Company-Subsidized Health Care Coverage described below (collectively referred to as the “Special Severance Benefits”).

            Severance Payment:  Upon your departure from the Company, you will be eligible for a lump-sum payment in the gross total amount of $1,575,000.00,  less applicable withholding taxes (the “Severance Payment”).    The Severance Payment will not be considered compensation under any compensation or benefit plan sponsored or maintained by Sysco and will be in lieu of any severance payment to which you otherwise would have been entitled under any plan or program maintained by, or any agreement with, Sysco or any related or affiliated entity.  The Severance Payment will be paid as soon as practicable but no later than thirty  (30) days following the effective date of an executed Separation Agreement.

            Company-Subsidized Health Coverage:  Provided that you and your eligible dependents, if any, are participating in Sysco’s group health, dental and vision plans on the Termination Date and elect on a timely basis to continue that

Jim Hope

April 1, 2013

participation in some or all of the offered plans through the federal law commonly known as “COBRA,” Sysco pay for the entire premium cost of your continued participation in the Company’s group benefit plans (the “Company-Subsidized Health Coverage”).  You shall continue to be eligible for the Company-Subsidized Health Coverage until the earlier to occur of (1) the date twelve (12) months after your Termination Date or (2) the date you are eligible to enroll in the health, dental and/or vision plans of another employer; provided, however, that your participation is dependent on you and your dependents continuing to be eligible to participate in Sysco’s offered plans through COBRA and you paying any applicable co-payments or other fees.  You agree to notify Sysco promptly if you are eligible to enroll in the plans of another employer or if you or any of your dependents cease to be eligible to continue participation in Company plans through COBRA.  You will receive information under separate cover regarding your COBRA benefits.

In order to receive the Special Severance Benefits, you must execute a General Release on a timely basis.  The General Release will be provided to you at the time of your separation from employment and you will be provided at least twenty-one  (21) days to consider whether to sign the Release.  As described more fully in the General Release, you have seven days following the date you execute the General Release to revoke your signature by delivering a written revocation to Eve McFadden, Assistant General Counsel-Employment & Litigation, Sysco Corporation (fax number (281) 584-2510).  The Release will not become effective until you sign it and the seven-day revocation period has passed without you having exercised your right to revoke your signature.  You are advised to consult an attorney prior to executing the General Release.  Please also note that the General Release contains provisions regarding non-disparagement of the Company and its officers, employees, directors, products and services and your ongoing cooperation with transition efforts and other important matters related to your employment.

Moreover, should you voluntarily leave employment during the Transition Period or be involuntarily terminated by the Company before the Termination Date, you will no longer be eligible for the Special Severance Benefits. In order to continue in employment during the Transition Period, you must comply with Company policy through your Termination Date and with all ongoing obligations to the Company your employment, including those regarding the use and protection of confidential information, restrictions on solicitation of employees and customers, assignment of inventions and intellectual property, and restrictions on competitive activities.

Career Transition Services:    During the Transition Period and thereafter, you will be eligible for executive outplacement services using a vendor of Sysco’s choice.

Continued Employment with Sysco:  If you accept another position within Sysco during the Transition Period, the Special Severance Benefits outlined above will no longer be available to you.

Jim Hope

April 1, 2013

Post-Employment Restrictions:  Your receipt of the Special Severance Benefits is also contingent upon your adherence to your ongoing obligations to the Company regarding intellectual property, confidential information to which you had access by virtue of your employment, restrictions on competitive activities, and non-solicitation of employees and customers, including, but not limited to the restrictions contained in the attached 2001 Stock Option Agreement.  Failure to comply with restrictions on your post-employment activities entitles Sysco to cease any remaining benefits owed to you under this Agreement.  Moreover, should you fail to comply with restrictions on your post-employment activities, you agree and acknowledge that Sysco will be entitled to cease any remaining benefits owed to you under this Agreement and shall be entitled to recoupment of the Severance Payment paid to you as well as any attorneys’ fees associated with such recoupment.

Other Compensation and Benefits:    If you remain employed through the Transition Period, any Management Incentive Plan (“MIP”) bonus earned for the 2013 fiscal year as a result of your participation in the 2013 Annual Incentive Program under the MIP (the “2013 Program”) will be determined under the terms and conditions of the 2013 Program.  Such bonus, if any, will be paid to you at the same time that all other participants in the 2013 Program receive their MIP bonuses for the 2013 fiscal year.  In addition, any elections you made with respect to the MIP bonus you earn under the 2013 Program, if any, including any deferral elections under the Sysco Corporation Executive Deferred Compensation Plan (the “EDCP”), will remain in effect.

Amounts, if any, payable to you with respect to outstanding, vested “Cash Performance Units” (“CPUs”) granted to you shall be paid after the end of the relevant performance period based on actual company performance and shall be paid at such time as other participants receive payment for CPUs.

Please note that vesting of all stock options and restricted stock units (RSUs) will cease upon your Termination Date and any unvested options or RSUs are canceled immediately.  Vested stock options granted in 2004 or later must be exercised prior to the close of the NYSE on the ninetieth (90th) day following your Termination Date.

All other compensation and benefits will be governed by the terms of the applicable plans and programs.  You will be paid for any earned but unused vacation at the time of your separation from employment, and you also will be reimbursed for eligible business expenses that you incurred during the course of your employment per Company policy.  Please feel free to contact Mark Wisnoski at 281.584.2782 should you have questions regarding the status of your benefits.

I hope these arrangements are helpful as you plan your future.  Please sign below and return an executed original of this Agreement to me by April 10, 2013 to acknowledge your understanding of the terms and conditions above.

Jim Hope

April 1, 2013

Sincerely,

/s/ Paul Moskowitz

Paul Moskowitz

Senior Vice President, Human Resources

Enclosure

Acknowledgement:

I have read, understand, and agree to the terms and conditions set forth in the letter agreement from Paul Moskowitz dated April 1, 2013 (the “Agreement”).

/s/ Jim Hope

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Jim Hope

4/10/13

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Date